EXHIBIT 99.1

DAVIDsTEA EXPANDS AVAILABLITY OF TEA SACHETS IN ADDITIONAL NATIONAL GROCERY CHAINS

Combined with previously announced agreements, DAVIDsTEA’s iconic tea sachets to be sold in over 2,500 grocery and pharmacy locations across Canada this Fall

Montréal, Québec – July 10, 2019 - DAVIDsTEA Inc. (Nasdaq:DTEA), North America’s leading tea merchant, is pleased to announce the signing of additional distribution agreements with major Canadian grocery chains, expanding the availability of its tea sachets in the Canadian and Quebec grocery aisle to an additional 1,250 new grocery stores, effective in the fall of 2019.

DAVIDsTEA’s iconic tea sachets are already available in over 450 Loblaw Companies Limited (TSX:L) banner locations across Canada since last August. In May, DAVIDsTEA expanded its arrangement with Loblaw and effective in the Fall, its tea sachets in a variety of best-selling flavours will be available in over 1,250 Loblaw pharmacy and grocery storefronts across Canada. Today’s announcement adds new major grocery chains and brings the total number of retail locations that will carry DAVIDsTEA tea products to over 2,500 across the country.

“In the last 12 months, we have made significant headway as we aim to grow our wholesale business to diversify our distribution channels and stimulate long-term revenue growth. Sales in this channel have thus far surpassed our expectations and we see strong potential for continued growth,” commented Frank Zitella, Chief Operating Officer and Chief Financial Officer.

Mr. Zitella added: “Our strategy is clear; wherever fine tea is purchased or consumed, we want it to be DAVIDsTEA. We will continue to actively explore additional opportunities to expand our wholesale distribution sales and capabilities. As a result, we anticipate our distribution channel mix to evolve in the coming years as we execute on our omnichannel strategy and adapt to evolving market dynamics. While our brick-and-mortar business remains key, over time, e-commerce and wholesale channels could come to represent a more significant portion of our total sales. We believe that by diversifying our distribution channels over the long term, our business will be stronger, our leadership position as specialty tea merchants will be further solidified, and we will be able to provide consumers with enhanced access to a true omnichannel shopping experience.”

The expansion of the availability of DAVIDsTEA products in grocery stores across Canada was confirmed today, in conjunction with the Company’s Annual and Special Meeting of Shareholders. The presentation from today’s meeting is available for download in the Investor Relations section of the Company’s corporate website at www.davidstea.com.

About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 230 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at davidstea.com. A selection of DAVIDsTEA products are also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514.731.0000	514.845.8763
investors@davidstea.com	media@rppelican.ca